Exhibit 3.A
LIMITED LIABILITY COMPANY AGREEMENT
OF
COLORADO INTERSTATE GAS COMPANY, L.L.C.
A DELAWARE LIMITED LIABILITY COMPANY
PREAMBLE
     The undersigned members, El Paso Noric Investments III, L.L.C., a Delaware limited liability company, and EPPP CIG GP Holdings, L.L.C., a Delaware limited liability company (the “Members”), hereby form Colorado Interstate Gas Company, L.L.C. (the “Company”), a Delaware limited liability company, pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the “Act”), and hereby declare the following to be the Limited Liability Company Agreement of such limited liability company as of the Effective Date (as defined herein).
ARTICLE I
DEFINITIONS AND TERMS
     SECTION 1.01. Definitions Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement:
          “Act” means the Delaware Limited Liability Company Act, 6 Del C. §§ 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
          “Agreement” means this Limited Liability Company Agreement, as the same may be amended from time to time.
          “Capital Contribution” means a capital contribution made by the Members pursuant to Section 3.01 or 3.02.
          “Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on August 31, 2011, to form the Company pursuant to the Act, as originally executed by Stacy J. James (as an authorized person within the meaning of the Act) and as amended, modified, supplemented or restated from time to time, as the context requires.
          “Company” means the limited liability company formed pursuant to this Agreement.
          “Distributable Cash” means cash (in U.S. dollars) of the Company that the Members determine is available for distribution.

          “Interest” means the ownership interest in the Company at any time, including the right of the Members to any and all benefits to which the Members may be entitled as provided in this Agreement, together with the obligations of the Members to comply with all the terms and provisions of this Agreement.
          “Members” means El Paso Noric Investments III, LLC and EPPP CIG GP Holdings, L.L.C. and any other member or members admitted to the Company in accordance with this Agreement or any amendment or restatement hereof.
          “Person” has the meaning set forth in the Act.
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
ARTICLE II
FORMATION
     SECTION 2.01. Name. The name of the Company shall be as set forth in the Preamble hereof. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. Notwithstanding the preceding sentence, the Members may change the name of the Company or adopt such trade or fictitious names as it may determine.
     SECTION 2.02. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in the Office of the Secretary of State of Delaware (the “Effective Date”). The term of the Company shall continue until terminated as provided in Article VIII hereof.
     SECTION 2.03. Principal Place of Business. The principal place of business of the Company shall be located at 1001 Louisiana, Houston, Texas 77002. The Members may establish other offices at other locations.
     SECTION 2.04. Agent for Service of Process. The Corporation Trust Company shall be the registered agent of the Company upon whom process against it may be served. The address of such agent within the State of Delaware is: Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
     SECTION 2.05. Purposes of the Company. The Company has been organized to engage in any lawful act or activity for which a Delaware limited liability company may be formed.

ARTICLE III
CAPITAL CONTRIBUTIONS
     SECTION 3.01. Capital Contribution. The Members may contribute cash or other property to the Company as they shall decide, from time to time.
     SECTION 3.02. Additional Capital Contributions. If at any time the Members shall determine that additional funds or property are necessary or desirable to meet the obligations or needs of the Company, the Members may make additional Capital Contributions.
     SECTION 3.03. Limitation on Liability. The liability of the Members shall be limited to its Interest in the Company, and the Members shall not have any personal liability to contribute money to, or in respect of, the liabilities or the obligations of the Company, except as set forth in the Act.
     SECTION 3.04. Withdrawal of Capital; Interest. The Members may not withdraw capital or receive any distributions, except as specifically provided herein. No interest shall be paid by the Company on any Capital Contributions.
ARTICLE IV
DISTRIBUTIONS
     SECTION 4.01. Distributions. Except as otherwise provided in the Act, all Distributable Cash of the Company shall be distributed to the Members, or distributions in kind may be made to the Members at such times as the Members shall determine.
ARTICLE V
BOOKS AND RECORDS
     SECTION 5.01. Books and Records. The Members shall keep or cause to be kept complete and accurate books of account and records that shall reflect all transactions and other matters and include all documents and other materials with respect to the Company’s business that are usually entered into and maintained by Persons engaged in similar businesses. All Company financial statements shall be accurate in all material respects, shall fairly present the financial position of the Company and the results of its operations and Distributable Cash and transactions in its reserve accounts, and shall be prepared in accordance with generally accepted accounting principles, subject, in the case of quarterly statements, to year-end adjustments. The books of the Company shall at all times be maintained at the principal office of the Company or at such other location as the Members decides.

ARTICLE VI
MANAGEMENT OF THE COMPANY
     SECTION 6.01. Management. The management of the Company shall be under the direction of the Members, who may, from time to time, designate one or more persons to be officers of the Company, with such titles as the Members may determine, including those positions set forth in Section 6.02.
     SECTION 6.02. Officers. Such of the following officers shall be elected as the Members deems necessary or appropriate: a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, a Controller, one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers, and such other officers with such titles and powers and/or duties as the Members shall from time to time determine. Officers may be designated for particular areas of responsibility and simultaneously serve as officers of subsidiaries or divisions. Any officer so elected may resign at any time upon written notice to the Members. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Any officer may be removed, with or without cause, by the Members. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, but the election or appointment of any officer shall not of itself create contractual rights. Any number of offices may be held by the same person. Any vacancy occurring in any office by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Members.
     (a) President. The President shall have general control of the business, affairs, operations and property of the Company, subject to the supervision of the Members. He may sign or execute, in the name of the Company, all deeds, mortgages, bonds, contracts or other undertakings or instruments, except in cases where the signing or execution thereof shall have been expressly delegated by the Members to some other officer or agent of the Company. He shall have and may exercise such powers and perform such duties as may be provided by law or as are incident to the office of President of a company (as if the Company were a Delaware corporation) and such other duties as are assigned from time to time by the Members.
     (b) Vice Presidents. Each Executive Vice President, Senior Vice President, Vice President and Assistant Vice President shall have such powers and perform such duties as may be provided by law or as may from time to time be assigned to him, either generally or in specific instances, by the Members or the President. Any Executive Vice President or Senior Vice President may perform any of the duties or exercise any of the powers of the President at the request of, or in the absence or disability of, the President or otherwise as occasion may require in the administration of the business and affairs of the Company.
     Each Executive Vice President, Senior Vice President, Vice President and Assistant Vice President shall have authority to sign or execute all deeds, mortgages, bonds, contracts or other instruments on behalf of the Company, except in cases where the signing or execution thereof shall have been expressly delegated by the Members to some other officer or agent of the Company.

     (c) Secretary. The Secretary shall keep the records of the Company, in books provided for the purpose; he shall be custodian of the seal or seals of the Company; he shall see that the seal is affixed to all documents requiring same, the execution of which, on behalf of the Company, under its seal, is duly authorized, and when said seal is so affixed he may attest same; and, in general, he shall perform all duties incident to the office of the secretary of a company (as if the Company were a Delaware corporation), and such other duties as from time to time may be assigned to him by the Members or the President or as may be provided by law. Any Assistant Secretary may perform any of the duties or exercise any of the powers of the Secretary at the request of, or in the absence or disability of, the Secretary or otherwise as occasion may require in the administration of the business and affairs of the Company.
     (d) Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority of the Members; if required, he shall give a bond for the faithful discharge of his duties, with such surety or sureties as the Members may determine; he shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Company and shall render to the Members or the President, whenever requested, an account of the financial condition of the Company (as if the Company were a Delaware corporation); and, in general, he shall perform all the duties incident to the office of treasurer of a company, and such other duties as may be assigned to him by the Members or the President or as may be provided by law.
     (e) Controller. The Controller shall be the chief accounting officer of the Company. He shall keep full and accurate accounts of the assets, liabilities, commitments, receipts, disbursements and other financial transactions of the Company; shall cause regular audits of the books and records of account of the Company and supervise the preparation of the Company’s financial statements; and, in general, he shall perform the duties incident to the office of controller of a company (as if the Company were a Delaware corporation) and such other duties as may be assigned to him by the Members or the President or as may be provided by law. If no Controller is elected by the Members, the Treasurer shall perform the duties of the office of controller.
     (f) Tax Officer. The office of Tax Officer shall have the authority to sign or execute on behalf of this Company any federal, foreign, Indian, state or local tax return or report, claim for refund of taxes, extension of a statute of limitation, administrative tax appeals filings and any other document relating to this Company’s tax responsibilities.

ARTICLE VII
TRANSFERS OF COMPANY INTERESTS
     SECTION 7.01. Transfers. Any Member may, directly or indirectly, sell, assign, transfer, pledge, hypothecate or otherwise dispose of all or any part of its Interest. Any Person acquiring the Member’s Interest shall be admitted to the Company as a substituted Member with no further action being required on the part of the Members.
ARTICLE VIII
DISSOLUTION AND TERMINATION
     SECTION 8.01. Dissolution. The Company shall be dissolved and its business wound up upon the decision made at any time by the Members to dissolve the Company, or upon the occurrence of any event of dissolution under the Act.
     SECTION 8.02. Liquidation. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Members shall wind up the affairs of the Company pursuant to this Agreement and in accordance with the Act, including, without limitation, Section 18-804 thereof.
     SECTION 8.03. Distribution of Property. If in the discretion of the Members it becomes necessary to make a distribution of Company property in kind in connection with the liquidation of the Company, such property shall be transferred and conveyed to the Members subject to Section 18-804 of the Act.
ARTICLE IX
INDEMNIFICATION
     SECTION 9.01. General. Except to the extent expressly prohibited by the Act, the Company shall indemnify each Person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such Person or such Person’s testator or intestate is or was a member or officer of the Company, against judgments, fines (including excise taxes assessed on a Person with respect to an employee benefit plan), penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therefrom; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Person establishes that his conduct did not meet the then applicable minimum statutory standards of conduct; and provided, further, that no such indemnification shall be required in connection with any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or such other disposition, which consent shall not be unreasonably withheld.

     SECTION 9.02. Reimbursement. The Company shall advance or promptly reimburse, upon request, any Person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Person (in form and substance satisfactory to the Company) to repay such amount if such Person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such Person is entitled; provided that such Person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential conflicts of interest between or among such parties; and provided, further, that the Company shall only advance attorneys’ fees in respect of legal counsel approved by the Company, such approval not to be unreasonably withheld.
     SECTION 9.03. Availability. The right to indemnification and advancement of expenses under this provision is intended to be retroactive and shall be available with respect to any action or proceeding which relates to events prior to the effective date of this provision.
     SECTION 9.04. Indemnification Agreement. The Company is authorized to enter into agreements with any of its Members or officers extending rights to indemnification and advancement of expenses to such Person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such Person pursuant to this provision.
     SECTION 9.05. Enforceability. In case any provision in this Article IX shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provisions shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to provide indemnification and advancement of expenses to its members and officers, acting in such capacities, to the fullest extent permitted by law.
     SECTION 9.06. No Amendments. No amendment or repeal of this provision shall apply to or have any effect on the indemnification of, or advancement of expenses to, the Members or any officer of the Company for, or with respect to, acts or omissions of such Members or officer occurring prior to such amendment or repeal.
     SECTION 9.07. Not Exclusive. The foregoing shall not be exclusive of any other rights to which any Member or any officer may be entitled as a matter of law and shall not affect any rights to indemnification to which Company personnel other than the Members or officers may be entitled by contract or otherwise.

ARTICLE X
MISCELLANEOUS
     SECTION 10.01. Amendments and Consents. This Agreement may be modified or amended only by the Members.
     SECTION 10.02. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or the Members.
     SECTION 10.03. Integration. This Agreement constitutes the entire agreement pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements in connection therewith. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.
     SECTION 10.04. Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.
     SECTION 10.05. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.
     SECTION 10.06. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement, which are valid.
     SECTION 10.07. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to its conflict of law principles.
     SECTION 10.08. Security. For purposes of providing for transfer of, perfection a security interest in, and other relevant matters related to, a membership interest in the Company, each membership interest in the Company shall be deemed to be a ‘security’ subject to the rules set forth in Chapters 8 and 9 of the Texas Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the States of New York or Delaware or any other relevant jurisdiction.

     IN WITNESS WHEREOF, this Limited Liability Company Agreement has been duly executed by the Members, effective as of the 31st day of August, 2011.

EL PASO NORIC INVESTMENTS III, L.L.C.
By:	/s/ Daniel B. Martin
Daniel B. Martin
Senior Vice President

EPPP CIG GP HOLDINGS, L.L.C.
By:	/s/ Daniel B. Martin
Daniel B. Martin
Senior Vice President

Exhibit A
Percentage Interests

Percentage Interest
Member:
EPPP CIG GP Holdings, L.L.C. 1001 Louisiana Street Houston, Texas 77002	86.00%
Member:
El Paso Noric Investments III, L.L.C. 1001 Louisiana Street Houston, Texas 77002	14.00%

Total	100.00%